Exhibit 99.2

DICK’S Sporting Goods, Inc
Comparable Sales Revisions
Fiscal 2024	As Reported	As Revised

Quarter ended May 4, 2024	5.3%	5.3%

Quarter ended August 3, 2024	4.5%	4.5%
26 weeks ended August 3, 2024	4.9%	4.9%

Quarter ended November 2, 2024	4.2%	4.3%
39 weeks ended November 2, 2024	4.7%	4.7%

Quarter ended February 1, 2025	6.4%	6.6%
Year ended February 1, 2025	5.2%	5.2%